Exhibit 5.1

May 20, 2011

Case New Holland Inc.,

      CNH Global N.V.,

            Tower B, 10th Floor,

                  World Trade Center, Amsterdam Airport,

                        Schiphol Boulevard 217,

                               1118 BH Amsterdam,

                                     The Netherlands.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $1,500,000,000 principal amount of 7 7/8% Senior Notes due 2017 (the “New Notes”) of Case New Holland Inc., a Delaware corporation (the “Company”), to be issued in exchange for an equivalent principal amount of the Company’s outstanding 7 7/8% Senior Notes due 2017 (the “Old Notes”), pursuant to the Indenture, dated as of June 28, 2010 (the “Indenture”), by and among the Company, CNH Global N.V., a Netherlands public limited liability company (the “Parent Guarantor”), certain subsidiaries of the Parent as set forth on Schedule A hereto (the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Other Guarantors”), HFI Holdings, Inc., BLI Group, Inc. and Blue Leaf I.P., Inc., each a Delaware corporation (the “Delaware Corporate Guarantors”), Fiatallis North America LLC and CNH America LLC, each a Delaware limited liability company (the “Delaware LLC Guarantors”, together with the Delaware Corporate Guarantors, the “Delaware Guarantors”, and, together with the Other Guarantors, the “Guarantors”), and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the New Notes, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the Registration Statement on Form F-4 relating to the New Notes and the Guarantees

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(the “Registration Statement”) has become effective under the Act and (ii) the New Notes and the Guarantees have been duly executed and, in the case of the New Notes, authenticated in accordance with the Indenture and issued, delivered and exchanged in accordance with applicable law and as contemplated in the Registration Statement, (a) the New Notes will constitute valid and legally binding obligations of the Company and (b) the Guarantees will constitute valid and legally binding obligations of the respective Guarantors, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters under the laws of the Netherlands, England and Wales, Germany, Belgium, Australia, Switzerland and Canada, we note that you have received the opinions, dated May 20, 2011, of NautaDutilh N.V., Rotterdam, Netherlands, Charles de Alwis Solicitors, Essex, England, Shearman & Sterling LLP, Frankfurt, Germany, Altius, Brussels, Belgium, Clayton Utz, Sydney, Australia, Bär & Karrer AG, Lugano, Switzerland and Osler, Hoskin & Harcourt LLP, Toronto, Canada, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinions.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the New Notes and the Guarantees to be endorsed will conform to the specimens thereof examined by us, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

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Very truly yours,

/s/ Sullivan & Cromwell LLP

Schedule A

1.	CNH U.K. Limited

2.	New Holland Holding Limited

3.	CNH Canada, Ltd.

4.	CNH Australia Pty Ltd

5.	CNH Belgium N.V.

6.	New Holland Tractor Limited N.V.

7.	CNH Deutschland GmbH

8.	CNH Trade N.V.

9.	CNH International SA